Exhibit 7.1

August 4, 2017

Securities and Exchange Commission
100 F Street
Washington, DC 20549

Ladies and Gentlemen:

We have read the Company's disclosure set forth in Item 4.02, "Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review" of the Company's Current Report on Form 8-K, and are in agreement with the disclosures in the Current Report, insofar as they pertain to our firm. We have not been requested to, nor are we providing any representations related to the other disclosures included in this Form 8-K.

Sincerely,

/s/ Eide Bailly LLP

Eide Bailly LLP